EXHIBIT 10.7

FORM OF LOAN AND GUARANTY AGREEMENT

THIS LOAN AND GUARANTY AGREEMENT (this “Agreement”), dated as of [●], 2017, by and among INNOCOLL PHARMACEUTICALS LIMITED, an Irish private limited company and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (“Borrower”), INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, an Irish public limited company (registration number 544604) and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (the “Guarantor”), and [●] (“Gurnet”), provides the terms on which Gurnet shall make the Term Loan (as defined below) to the Borrower and the Borrower shall repay the Term Loan to Gurnet. The parties agree as follows:

INTERPRETATION AND DEFINITIONS

(a)	Interpretation

In this Agreement:

(i)	References to Articles and Sections, are, save if explicitly stipulated otherwise, references respectively to articles and sections of this Agreement.

(ii)	References to a provision of law are references to that provision as amended or re-enacted.

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(b)	Definitions

In this Agreement:

“Accounting Reference Date” means 31 December.

“Act” means the Irish Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Irish Companies Act 2014.

“Acting in Concert” has the meaning given to that term in the Takeover Panel Act.

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agreement” has the meaning set forth in the preamble.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Borrower” has the meaning set forth in the preamble.

“Borrowing Notice” is that certain form attached hereto as Exhibit A.

“BSA” has the meaning set forth in Section 3.02.

“Business Day” means a day (other than a Saturday or Sunday) on which Gurnet and commercial banks are open for general business in New York.

“Business Plan” has the meaning given to it in the Existing Facility.

“CAPEX” has the meaning given to it in the Existing Facility.

“Change of Control Event” means (a) the termination of the Transaction Agreement by the Guarantor pursuant to Clause 9.1(h) of the Transaction Agreement to enter into any agreement, understanding or arrangement providing for a Innocoll Superior Proposal (as term is defined in the Transaction Agreement) or (b) the termination of the Transaction Agreement by either Guarantor or Gurnet Sub pursuant to Clause 9.1 of the Transaction Agreement and a Innocoll Alternative Proposal (as defined in the Transaction Agreement) is consummated or a definitive agreement providing for a Innocoll Alternative Proposal (as defined in the Transaction Agreement) is entered into, in each case prior to the Term Loan Maturity Date (provided, that a license of the rights to sell XaraColl solely in one or more countries in Europe shall not be deemed to be a Innocoll Alternative Proposal (as defined in the Transaction Agreement)).

“Claims” has the meaning set forth in Section 9.03(a).

“Closing Date” means [●], 2017.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E.2 of the Existing Facility.

“Concert Parties”, means, in relation to any party hereto, such Persons as are Acting in Concert with such party (including such Persons as are deemed to be Acting in Concert with such party pursuant to Rule 3.3 of Part A of the Takeover Rules).

“Court” means the High Court of Ireland.

“Credit” has the meaning given to it in the Existing Facility.

“Criminal Offence” means any of the following criminal offences as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism.

“Debenture” means the debenture dated on or about the date of this Agreement between the Borrower and Gurnet.

“Default Rate” has the meaning set forth in Section 1.03(b).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either Gurnet or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other parties in accordance with the terms of this Agreement,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollars” or “$” shall mean dollars of the United States.

“Drawdown Date” means the date on which actual drawdown of the Term Loan is made by the Borrower.

“Drawdown Period” means the period commencing on the date falling ten days after the posting of the Scheme Document to the shareholders of the Guarantor and ending on [●], 2017.

“EBITDA” has the meaning given to it in the Existing Facility.

“EIB” means The European Investment Bank.

“EIB Amendment and Consent” means that certain [●].

“Environment” means the following, in so far as they affect human health and social wellbeing:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any Person in respect of any Environmental Law.

“Environmental Law” means:

(a)	European Union law, including principles and standards;

(b)	laws and regulations; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment.

“Euro” and “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Event of Default” means any of the circumstances, events or occurrences specified in Article 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to Lender’s failure to comply with Section 1.06(f), (c) any U.S. federal withholding Taxes imposed under FATCA, (d) Taxes resulting from the gross negligence or willful misconduct of Gurnet, (e) penalties, interest and additions to Tax relating to any of the foregoing, (f) Irish withholding tax that arises solely because the Lender is not or has ceased to be a Qualifying Lender (other than as a result of a change of law after the date it became a Lender under this Agreement or in the interpretation, administration, or application of any law or tax treaty, or any published practice or published concession of any relevant tax authority) and (g) Taxes excluded from the definition of Other Taxes.

“Existing Facility” means that certain Finance Contract, dated as of March 27, 2015, by and among the Borrower, the Guarantor and EIB, as in effect on the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements, and any substantially comparable non-U.S. law.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Security Documents;

(c)	the Priorities Agreement; and

(d)	any other document the parties agree to designate a Finance Document.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on the Accounting Reference Date.

“GAAP” means in relation to the Borrower and Guarantor (if applicable), generally accepted accounting principles in Ireland, including IFRS.

“Group” means, collectively, the Guarantor, the Borrower and each of their respective Subsidiaries.

“Group Structure Chart” has the meaning set forth in Section 3.19(cc).

“Guarantor” has the meaning set forth in the preamble.

“Gurnet” has the meaning set forth in the preamble.

“Gurnet Sub” means Lough Ree Technologies Limited, an Irish private limited company and a wholly-owned Subsidiary of Gurnet Point L.P., a Delaware limited partnership.

“Guarantor Shares” means the issued or unconditionally allotted ordinary share capital in the Guarantor and any further such shares which may be issued or unconditionally allotted pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Hedging Policy” means any derivative transaction by a member of the Group to hedge actual or projected exposure arising in the ordinary course of trading or any derivative instrument of a member of the Group which is accounted for on a hedge accounting basis and does not include any derivative transaction and/or instrument for speculative purposes.

“HMT” has the meaning set forth in the definition of “Sanctions”.

“Holding Company” means, in relation to a Person, any other Person in respect of which the first Person is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Indemnified Person” has the meaning set forth in Section 9.03(a).

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Finance Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Rights” means intellectual property of every designation (including patents, utility patents, copyrights, design rights, trademarks, service marks and know how), whether capable of registration or not.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, and the limitations on enforcement imposed by laws relating to insolvency, reorganisation, and other laws generally affecting the rights of creditors; and

(b)	similar principles, rights and defences under the laws of any relevant jurisdiction.

“Lender” means, subject to Section 9.01, Gurnet and any Person to which Gurnet or its successors and assigns may sell, transfer, assign, or negotiate all or any part of, or any interest in, such Person’s obligations, rights, and benefits under this Agreement and the other Finance Documents; provided that Gurnet shall be considered to become a Lender on the date of this Agreement and any other Person shall be considered to become a Lender on the date such Person acquires an interest in another Person’s obligations, rights, and benefits under this Agreement and the other Finance Documents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Mandatory Prepayment/Commitment Termination Trigger” means:

(a)	the occurrence of a Change of Control Event; or

(b)	the granting of any U.S. rights to XaraColl or any other asset(s) with an aggregate fair market value in excess of $1,000,000 (as reasonably determined in good faith by the Borrower and Gurnet) of the Guarantor, the Borrower or any of their Subsidiaries (provided, that a license of the rights to sell XaraColl solely in one or more countries in Europe shall not be deemed to be rights or assets with an aggregate fair market value in excess of $1,000,000).

“Material Adverse Change” means, any event or change of condition, which has a material adverse effect on:

(a)	the ability of the Borrower or the Guarantor to perform its obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor or the Group as a whole; or

(c)	the validity or enforceability of the rights or remedies of Gurnet under the Finance Documents.

“Non-Transaction Term Loan Maturity Date” has the meaning set forth in the definition of “Term Loan Maturity Date”.

“Obligations” are the Borrower’s obligations to pay when due any debts, principal, interest, any applicable Premium, and other amounts Borrower owes Gurnet now or later, whether under this Agreement, the other Finance Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Gurnet, and the performance of Gurnet’s duties under the Finance Documents.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received, engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, excise or property, intangible, recording, filing or similar Taxes and all liabilities with respect thereto (including by reason of any delay in payment hereof) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made by Lender).

“Paid in Full” means with respect to Gurnet (a) all Obligations to Gurnet (other than contingent claims for indemnification or reimbursement not then asserted) have been indefeasibly repaid in full in cash and have been fully performed and (b) all commitments of Gurnet, if any, to extend credit that would constitute Obligations have been terminated or have expired.

“Participant” has the meaning set forth in Section 9.02(b).

“Participant Register” has the meaning set forth in Section 9.02(b).

“Permitted Acquisition” means an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances permitted by Article 3.01.

“Permitted Disposal” means any act effecting a sale, transfer, lease or other disposal (other than a sale, transfer, lease or other disposal of the XaraColl, Cogenzia or CollaGUARD Intellectual Property Rights which is permitted only as covered by paragraph (e) below):

(a)	related to the sale of finished products and/or services made on arm’s length terms in the ordinary course of business of a Borrower or other member of the Group;

(b)	by one member of the Group to another member of the Group;

(c)	for cash in an amount reflecting or exceeding the fair market value of such assets, which is reinvested in assets of comparable or superior type, value and quality;

(d)	made in exchange for other assets comparable or superior as to type, value and quality;

(e)	constituted by a licence of Intellectual Property Rights on an arm’s length basis to a third party;

(f)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent) of their initial value or which are obsolete; or

(g)	of assets for cash where the higher of the book value and net consideration in aggregate does not exceed €500,000 in total at all times during the life of the Credit.

“Permitted Guarantees” means guarantees issued by any member of the Group under or in connection with:

(a)	under the Guarantee Agreement (as defined in the Existing Facility);

(b)	under any negotiable instruments issued in the ordinary course of trade;

(c)	in connection with any performance bond issued in the ordinary course of trade;

(d)	in connection with any Permitted Indebtedness;

(e)	issued by one member of the Group in respect of the obligations of another member of the Group; or

(f)	in connection with the Existing Facility.

“Permitted Indebtedness” means Indebtedness of the Borrower and/or members of the Group incurred:

(a)	in the ordinary course of trading by members of the Group;

(b)	under this Agreement;

(c)	under any finance or capital leases of equipment related to expansion of manufacturing facilities in line with the Business Plan, if the aggregate liability in respect of the equipment leased does not at any time exceed €2,000,000 (Two Million Euros) (or its equivalent in another currency or currencies);

(d)	under any hedging or derivative transactions entered into in accordance with the Hedging Policy;

(e)	under a Permitted Guarantee;

(f)	under any overdrafts made available to the Group provided that the aggregate amount of the Indebtedness in respect of such arrangements for the Group does not exceed €500,000 (or its equivalent in other currencies) in aggregate at any time;

(g)	arising under any loan made by a member of the Group to another member of the Group;

(h)	any other Indebtedness incurred with the prior written consent of Gurnet; or

(i)	under the Existing Facility.

“Permitted Lien” means:

(a)	Liens arising under this Agreement and the other Finance Documents;

(b)	Liens for taxes, assessments or governmental charges or levies not overdue by more than 30 days and payable or that are being contested in good faith by appropriate proceedings;

(c)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(d)	deposits or pledges (other than a pledge of all assets of the pledger) to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)	deposits or pledges (other than a pledge of all assets of the pledger) to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(f)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdiction) on items in the course of collection;

(g)	licenses of Intellectual Property permitted under this Agreement and not interfering in any material respect with the ordinary conduct of business of the members of the Group;

(h)	to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(i)	Liens on cash collateral and deposits securing obligations in respect of credit card and/or purchase card arrangements and payment processing services;

(j)	carriers’, landlords’, bailees’ repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising by statute and in the ordinary course of business with respect to obligations which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

(k)	easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of the members of the Group;

(l)	Liens on unearned insurance premiums and proceeds thereof to secure premiums payable under insurance policies;

(m)	any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(n)	Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importance of goods in the ordinary course of business;

(o)	intercompany licenses, sublicenses, leases or subleases permitted pursuant to this Agreement; or

(p)	Liens incurred in connection with the Existing Facility.

“Permitted Merger” means any amalgamation, demerger, merger or corporate reconstruction which does not result in a Material Adverse Change and which is on a solvent basis, and where:

(a)	only members of the Group are involved;

(b)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Sanctions Authority in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(c)	if the Borrower is involved, (i) the rights and obligations of the Borrower under this Agreement will remain with the Borrower, (ii) the surviving entity would be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under this Agreement; and (iv) all of the business and assets of the Borrower are retained by it; or

(d)	such amalgamation, demerger, merger or corporate reconstruction is the Transaction.

“Permitted Payments” means

(a)	payments in respect of shares purchased from former employees, former managers or former directors, provided that such shares were awarded under a share programme of the Borrower or the Guarantor;

(b)	dividends of any member of the Group distributed, or repayments of intercompany loans, to the Guarantor or any of its Subsidiaries;

(c)	subject to applicable mandatory corporate law and other mandatory regulatory restrictions that would restrict the distribution of cash or profits, dividends payments or share repurchases by a Borrower or other Group members, provided that no default has occurred and is continuing and to the extent that any such dividends or repurchases do not exceed 10% (ten per cent) of the net earnings as reported in the annual, audited, consolidated accounts for the preceding Financial Year;

(d)	only if the Transaction has been consummated, any payment made in cash to Gurnet or any of its Affiliates to pay, or the proceeds of which are applied to Gurnet or such Affiliate to pay, cash dividends and distributions to Gurnet or such Affiliate; or

(e)	only if the Transaction has been consummated, repayment of principal and interest under the Existing Facility on the scheduled maturity date (as of the date hereof) for such facility,

in each case without double counting.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Premium” means:

(a)	with respect to Section 1.02(c), an additional fee payable to Gurnet in an amount equal to (i) on and prior to July 31, 2017, 10% of the amount of the Term Loan being repaid and (ii) on August 1, 2017 and thereafter until (but not including) the Non-Transaction Term Loan Maturity Date, 5% of the amount of the Term Loan being repaid, in each case as of the date of such prepayment; and

(b)	with respect to Section 1.02(d), an additional fee payable to Gurnet in an amount equal to: (i) on and prior to July 31, 2017, $1,000,000 and (ii) on August 1, 2017 and thereafter until (but not including) the Non-Transaction Term Loan Maturity Date, $500,000, in each case as of the date immediately prior to such prepayment or termination of commitments, as applicable; provided, that any additional fee payable pursuant to this clause (b) shall be reduced by any additional fee paid pursuant to clause (a).

“Priorities Agreement” means the priorities agreement dated on or about the date of this Agreement between, amongst others, the Borrower, EIB and Gurnet.

“Qualifying Lender” means a body corporate that is:

(a)	resident for tax purposes in a Member State of the EU (other than Ireland) or a country with which Ireland has a double taxation treaty (a Treaty) and that Member State or country (as the case may be) imposes a tax that generally applies to interest receivable in that territory or member state by companies from sources outside that territory or member state;

(b)	(i) is exempted from the charge to income tax under a Treaty in force between Ireland and the country in which the Lender is resident for tax purposes or (ii) would be exempted from the charge to income tax if a Treaty made on or before the date of payment of the interest between Ireland and the country in which the Lender is resident for tax purposes, that does not have the force of law under the procedures set out in section 826(1) of the Taxes Consolidation Act 1997, had the force of law when the interest was paid; or

(c)	a United States corporation that is subject to tax in the United States on its worldwide income; or

(d)	a United States limited liability company where the ultimate recipients of the interest payable to it are Qualifying Lenders within clauses (a), (b), or (c) above and the business conducted through the limited liability company is so structured for market reasons and not for tax avoidance purposes;

provided that in the case of clause (a), (b), (c) and (d) above, such interest is not paid to the body corporate in connection with a trade or business which is carried on in Ireland by the body corporate through a branch or agency.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December from the date of this Agreement until the applicable Term Loan Maturity Date.

“Register” has the meaning set forth in Section 9.02(a).

“Sanctions” means the economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government, the United Nations, the European Union or the United Kingdom, and the governmental institutions and agencies of each of the foregoing including, without limitation, the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (each a “Sanctions Authority” and together, the “Sanctions Authorities”).

“Sanctions Authorities” has the meaning set forth in the definition of “Sanctions”.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any similar publicly available list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the European Union and/or the United Nations.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Transaction pursuant to and on the terms set forth in the Transaction Agreement and the Rule 2.5 Announcement (as defined in the Transaction Agreement), and in such form not being inconsistent therewith as the Parties (as defined in the Transaction Agreement), acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties (as defined in the Transaction Agreement) and, as required, by the Irish Takeover Panel and the Court.

“Scheme Document” means the circular to the shareholders of the Guarantor to be issued by the Guarantor setting out the terms of the Scheme and convening the Court-ordered meeting of shareholders of the Guarantor in relation to the Scheme.

“Security Documents” means the Debenture and the Share Charge.

“Share Charge” means the charge over shares in the Borrower dated on or about the date of this Agreement between the Guarantor and Gurnet.

“Subsidiary” means an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Returns” has the meaning set forth in Section 3.19(jj).

“Term Loan” has the meaning set forth in Section 1.02(a).

“Term Loan Maturity Date” means December 31, 2017 (such date, the “Non-Transaction Term Loan Maturity Date”); provided, however, that if the Transaction has occurred prior to such date, such date shall be automatically extended to the date that is 15 days after the Maturity Date (as defined in the Existing Facility) of the Existing Facility (such date, the “Transaction Term Loan Maturity Date”).

“Total Assets” means the total consolidated assets of the Group, as shown in the Guarantor’s latest consolidated financial statements.

“Transaction” means the acquisition by Gurnet Point, L.P., a Delaware limited partnership, of at least a majority of the Guarantor Shares and/or substantially all of the assets of the Guarantor, the Borrower and their respective Subsidiaries.

“Transaction Agreement” means that certain Transaction Agreement, dated as of April 4, 2017, by and among Gurnet Point, L.P., a Delaware limited partnership, Gurnet Sub and the Guarantor.

“Transaction Term Loan Maturity Date” has the meaning set forth in the definition of “Term Loan Maturity Date”.

“Warrant1” means that certain Warrant, dated as of the date hereof, by and among [●].

Article 1
THE TERM LOAN AND TERMS OF REPAYMENT

1.01	Promise to Pay

The Borrower hereby unconditionally promises to pay Gurnet the outstanding principal amount of the Term Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

1.02	Term Loan

(a)	Availability. Subject to the terms and conditions of this Agreement, Gurnet agrees to make a term loan, available for drawdown by the Borrower during the Drawdown Period, in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) (the “Term Loan”).

(b)	Repayment. All outstanding principal and accrued and unpaid interest under the Term Loan, and all other outstanding Obligations with respect to the Term Loan, are due and payable in full in cash on the applicable Term Loan Maturity Date. Once repaid, the Term Loan may not be re-borrowed.

1NTD:	In the event the Term Loan is not repaid in full by December 31, 2017, the Guarantor shall issue 5% of its existing share capital on December 31, 2017 to the Lender at an exercise price of $0.01 per share.

(c)	Voluntary Prepayment. The Borrower shall have the option to prepay all or a portion of the Term Loan made by Gurnet under this Agreement; provided Borrower (i) provides written notice to Gurnet of (x) its election to prepay the Term Loan at least five Business Days prior to such prepayment and (y) the amount of such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, (B) accrued and unpaid interest on such Term Loan so prepaid, (C) prior to the consummation of the Transaction, the applicable Premium (if any), and (D) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts. Notwithstanding anything else herein to the contrary, Gurnet may in its sole discretion elect to waive any applicable Premium in whole or in part.

(d)	Mandatory Prepayment/Commitment Termination. In the event that: (i) a Mandatory Prepayment/Commitment Termination Trigger occurs or (ii) the Term Loan is accelerated by Gurnet following the occurrence of an Event of Default, the Borrower shall immediately pay to Gurnet an amount in cash equal to the sum of: (A) all outstanding principal plus accrued interest under the Term Loan, (B) the Premium, if applicable, and (C) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts; provided, that notwithstanding anything else herein to the contrary, if such Mandatory Prepayment/Commitment Termination Trigger occurs prior to the funding of the Term Loan, the commitments hereunder shall immediately, automatically and permanently terminate and the Borrower shall immediately pay to Gurnet an amount in cash equal to the applicable Premium; provided, further, if such Mandatory Prepayment/Commitment Termination Trigger occurs as a result of the entry into a Innocoll Alternative Proposal (as defined in the Transaction Agreement) prior to the Term Loan Maturity Date, the amounts set forth in this Section 1.02(d) shall be payable on the earlier to occur of the consummation of the corresponding Innocoll Alternative Proposal (as defined in the Transaction Agreement) and December 31, 2017. Notwithstanding anything else herein to the contrary, Gurnet may in its sole discretion elect to waive any applicable Premium in whole or in part.

(e)	Premium.

(i)	The Premium under Section 1.02(c) and (d) shall be in addition to all other amounts which may be due to Gurnet from time to time pursuant to the terms of this Agreement and any other Finance Document. The Term Loan shall be subject to the Premium set forth in Section 1.02(c) and (d) and the payment of any Premium on a portion or all of the Term Loan or commitments hereunder shall not excuse or reduce any Premium on any subsequent prepayment or repayment of the Term Loan or termination of the commitments hereunder, as applicable.

(ii)	The Borrower and the Guarantor expressly waive the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Premium in connection with any acceleration, in each case, to the maximum extent such waiver is permitted under applicable law. The Borrower and the Guarantor expressly agree, to the extent permitted under applicable law, that (A) any applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) any applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Gurnet and the Borrower and the Guarantor giving specific consideration in this transaction for such agreement to pay the applicable Premium, (D) the Borrower and the Guarantor shall be estopped hereafter from claiming differently than as agreed to in Section 1.02(c) and (d), (E) their agreement to pay any applicable Premium is a material inducement to Gurnet to make the Term Loan and the commitments hereunder, and (F) any applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of Gurnet and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Gurnet or profits lost by Gurnet as a result of such event.

1.03	Payment of Interest on the Term Loan

(a)	Interest Rate. Subject to Section 1.03(b) and Section 1.05, the principal amount outstanding under the Term Loan shall (i) until the Term Loan shall be extended until the Transaction Term Loan Maturity Date, accrue interest at a fixed per annum rate equal to fifteen percent (15.00%), which shall be payable on the Non-Transaction Term Loan Maturity Date and (ii) if applicable, once the Transaction has been consummated, accrue interest for each Quarter Date at a fixed per annum rate equal to fifteen percent (15.00%) which accrued interest shall be automatically capitalized and added to the amount of the Term Loan on the last day of such Quarter Date. In the case of clause (ii), (x) such accrued interest shall, after being so capitalized, be treated as part of the principal amount of the Term Loan and shall bear interest in accordance with this Article 1 which shall be payable in accordance with the provisions of this Agreement and (y) all amounts of capitalized interest must be repaid in full on the Transaction Term Loan Maturity Date. Notwithstanding anything herein to the contrary, the principal amount outstanding under the Term Loan shall continue to accrue interest after the Term Loan Maturity Date and such amount shall be payable on demand.

(b)	Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Gurnet otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by the Borrower pursuant to the Finance Documents but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations (including the Default Rate). Payment or acceptance of the increased interest rate provided in this Section 1.03(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Gurnet. All interest accruing pursuant to this Section 1.03(b) shall be payable on demand and in cash.

(c)	Computation: 365-Day Year. In computing interest, the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loan. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.

1.04	Fees

The Borrower shall pay to Gurnet the Premium, when due hereunder.

1.05	Payments

All cash payments (including prepayments) to be made by the Borrower under any Finance Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 10:00 a.m. New York time on the date when due; provided, that if any demand for payment is made by Gurnet after 1:00 p.m. New York time on any Business Day, the Borrower shall make such payment before 10:00 a.m. New York time on the following Business Day. Payments of principal and/or interest received after 10:00 a.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

1.06	Taxes

(a)	Defined Terms. For purposes of this Section 1.06, the term “applicable law” includes FATCA.

(b)	Except as otherwise provided in this Section 1.06 or as required by any applicable law, each payment by the Borrower under any Finance Document shall be made free and clear of all Indemnified Taxes.

(c)	If any Indemnified Taxes shall be required by any applicable law to be deducted from or in respect of any amount payable under any Finance Document to Lender, (i) such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 1.06), Lender receives the amount it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) within 30 days after such payment is made, the Borrower shall deliver to Lender an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Lender.

(d)	In addition, the Borrower agrees to pay, any Other Taxes. Within 30 days after such payment is made, the Borrower shall deliver to Lender an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Lender.

(e)	No Lender shall be entitled to receive any greater payment under this Section 1.06 than the Lender as of the date of this Agreement would have been entitled to receive, taking into account any change in applicable law that would have been applicable to such Lender.

The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor, Lender for Indemnified Taxes (including any Indemnified Taxes on amounts payable under this Section 1.06) paid by Lender and any liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of Lender claiming any compensation under this clause (f), setting forth the amounts to be paid thereunder and delivered to the Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.

(f)	Status of Lender.

(i)	To the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document, Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.

(ii)	Without limiting the generality of Section 1.06(f)(i), the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, if applicable to the Borrower and Lender, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)	Without limiting the generality of Section 1.06(f)(i), Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), if applicable, Forms W-8 or W-9 (establishing that such Lender is entitled to an exemption from U.S. backup withholding tax).

(iv)	Without limiting the generality of Section 1.06(f)(i), if a payment made to Lender under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)	Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower in writing of its legal inability to do so.

(vi)	The Lender confirms that, on the day this Agreement is entered into, it is a Qualifying Lender.

Article 2
CONDITIONS PRECEDENT

2.01	Conditions Precedent to the Closing Date

The effectiveness of this Agreement and the occurrence of the Closing Date is subject to the following conditions precedent:

(a)	a Rule 2.5 announcement concerning the Transaction shall have occurred;

(b)	this Agreement shall be executed and delivered by each of the parties hereto;

(c)	the Warrant, the Debenture and the Share Charge shall each be executed and delivered by each of the parties party thereto;

(d)	the Priorities Agreement shall be entered into by each of the parties party thereto in form and substance satisfactory to Gurnet;

(e)	Gurnet (or its counsel) shall have received certified copies of (i) the constitutional documents of each of the Borrower and the Guarantor; (ii) resolutions of the board of directors of each of the Borrower and the Guarantor approving and authorizing such Person’s execution, delivery and performance of the Finance Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers and/or managers of each of the Borrower and the Guarantor executing any of the Finance Documents, each of which such Person hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Gurnet may conclusively rely on each such document and certificate until formally advised by the Borrower or the Guarantor, as applicable, of any changes therein; and (iv) companies registration office, judgment and winding up petitions searches against each of the Borrower and the Guarantor;

(f)	a certificate from the Guarantor confirming that the provisions of Section 239 of the Act do not prohibit the execution by the Guarantor of any of the Finance Documents which it is intended that the Guarantor will execute by reason of the fact that that the Guarantor and the Borrower are members of a Group consisting of a Holding Company and its Subsidiaries for the purpose of Section 243(2) of the Act;

(g)	a legal opinion of [●], legal adviser to the Borrower, addressed to Gurnet in form and substance satisfactory to Gurnet, on the legality, validity and enforceability of this Agreement and the Security Documents and the valid existence of the Borrower and the Guarantor and the authority and capacity of the Borrower and the Guarantor to enter into the Finance Documents and on the due execution and choice of law of the Finance Documents;

(h)	a Form C1 in respect of the Debenture shall have been delivered to Gurnet;

(i)	a copy of all notices required to be sent under the Security Documents shall have been delivered prior to the Closing Date;

(j)	the Borrower, the Guarantor and EIB shall have entered into the EIB Amendment and Consent in form and substance satisfactory to Gurnet; and

(k)	the Borrower shall certify that (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the entering into of this Agreement.

2.02	Conditions Precedent to the Drawdown Date

Gurnet’s obligation to make the Term Loan available to the Borrower on the Drawdown Date is subject to the following conditions precedent:

(a)	the Drawdown Date shall have occurred during the Drawdown Period;

(b)	the posting of the Scheme Document to the shareholders of the Guarantor shall have occurred;

(c)	the Borrower shall have complied with Section 2.03;

(d)	the Borrower shall certify that (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Drawdown Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the making of the Term Loan; and

(e)	the Borrower shall certify that no default or Event of Default exists under and as defined in the Existing Facility on the Drawdown Date.

2.03	Procedures for Borrowing

Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan, the Borrower shall notify Gurnet (which notice shall be irrevocable) by electronic mail or facsimile by 10:00 a.m. New York time ten Business Days before the proposed Drawdown Date. Together with any such electronic or facsimile notification, the Borrower shall deliver to Gurnet by electronic mail or facsimile a completed Borrowing Notice executed by an officer of the Borrower or his or her designee.

Article 3
BORROWER UNDERTAKINGS AND REPRESENTATIONS

The undertakings in this Article 3 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

A.	General undertakings

3.01	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of its business, undertaking or assets, including any Intellectual Property Rights unless:

(i)	with the prior written consent of Gurnet; or

(ii)	such disposal is a Permitted Disposal.

For the purposes of this Article 3, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

3.02	Compliance with laws

The Borrower and the Guarantor shall comply in all material respects with all laws and regulations to which it is subject. In addition, without limiting the foregoing sentence, each member of the Group shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls such member of the Group or any Subsidiary is or shall be listed on any Sanctions List, (b) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, or to the extent such action is prohibited under any applicable Sanctions, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

3.03	Hedging

The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any derivative transaction other than in accordance with the Hedging Policy.

3.04	Change in business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group and the Guarantor as a whole from that carried on at the date of this Agreement except as contemplated by the Transaction.

3.05	Merger

The Borrower shall not, and shall ensure that no other member of the Group shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of Gurnet; or

(b)	such amalgamation, demerger, merger or corporate reconstruction is a Permitted Merger.

3.06	Minimal worth of Borrower

The Borrower shall ensure that at all times:

(a)	gross revenues of the Borrower represent not less than 85% of the consolidated gross revenues of the Group taken as a whole;

(b)	Total Assets of the Borrower and the Guarantor represent not less than 85% of the consolidated total assets of the Group taken as a whole; and

(c)	EBITDA of the Borrower represents not less than 85% of the consolidated EBITDA of the Group,

each as calculated based on the then latest consolidated audited accounts of the Group.

3.07	Expenditure covenant

For the period from 1 January 2016 until 31 December 2020, the Borrower shall ensure that the total expenditure of the Group in respect of clinical trials, internal research and development and CAPEX from 1 January 2015 to the relevant test date shall be no less than 75% of the figure for such expenditure set out in the Business Plan for such period.

3.08	Financial Testing

(a)	The covenant set out in Section 3.06 shall be tested semi-annually on a 12-month rolling consolidated basis with respect to the end of each Financial Year and the end of the second Financial Quarter in each Financial Year.

(b)	The covenant set out in in Section 3.07 shall be tested semi-annually on a consolidated basis for the relevant period specified in in Section 3.07 ending on 31 December and 30 June in each year.

3.09	Ownership

The Borrower shall promptly notify Gurnet in the event of a new entity (including the Guarantor) becoming a majority owned Subsidiary (meaning ownership of 50.1% (fifty point one per cent) or more) through any means, including but not limited to acquisition, creation and spin-off.

3.10	Books and records

The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries, in all material respects, shall be made of all financial transactions and the assets and business of that Borrower in accordance with GAAP as in effect from time to time.

3.11	Acquisitions

The Borrower shall not, and shall ensure that no other member of the Group shall invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), unless:

(a)	with the prior written consent of Gurnet; or

(b)	such acquisition is a Permitted Acquisition.

3.12	Indebtedness

The Borrower shall not, and shall ensure that no other member of the Group shall incur any Indebtedness, unless:

(a)	with the prior written consent of Gurnet; or

(b)	such Indebtedness is Permitted Indebtedness.

3.13	Guarantees

The Borrower shall not, and shall procure that no other member of the Group will issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any Person unless:

(a)	with the prior written consent of Gurnet; or

(b)	such guarantees are Permitted Guarantees.

3.14	Permitted Payments; Investments

The Borrower shall not, and shall procure that no other member of the Group shall, declare or distribute dividends, or make any payment in respect of any intercompany loan or the Existing Facility, or return or purchase shares, or directly or indirectly make any Investment, unless:

(a)	with the prior written consent of Gurnet;

(b)	such payments are Permitted Payments; or

(c)	the payment is a distribution in the solvent liquidation or reorganisation of any member of the Group which is not a Borrower or the Guarantor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.

3.15	Intellectual Property Rights

The Borrower shall, and shall procure that each other member of the Group shall, (i) safeguard and maintain its rights with respect to the Intellectual Property Rights in accordance with this Agreement, including complying in all material respects with all material contractual provisions and (ii) ensure that any Intellectual Property Rights will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a member of the Group are capable of registration and it is commercially reasonable to do so, are registered in the name of the Borrower or the Guarantor.

3.16	Maintenance of Status

The Borrower shall, and shall procure that each other member of the Group shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and, other than in respect of the Guarantor’s tax domiciliation in Ireland and the business carried out and assets owned by the Borrower in the Federal Republic of

Germany, that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

3.17	Encumbrance

The Borrower shall not, and shall procure that no other member of the Group shall, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement with any Person which directly or indirectly prohibits or has the effect of prohibiting the Borrower or any member of the Group from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in herein.

3.18	Taxes; Pensions

The Borrower shall, and shall procure that each other member of the Group shall, timely file all required Tax Returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Borrower and any other member of the Group (unless contested in good faith and with the Borrower or any other member of the Group, as applicable, maintaining reserves with respect thereto in accordance with GAAP), and shall deliver to Gurnet, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

3.19	General Representations and Warranties

The Borrower (or, where the Guarantor is specifically referred to below, the Guarantor) represents and warrants to Gurnet, as of the Closing Date and the Drawdown Date, that:

(a)	the Borrower is duly incorporated and validly existing as a company with limited liability under the laws of Ireland , and the Guarantor is duly incorporated and validly existing as a company with limited liability under the laws of Ireland, and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under the Finance Documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	subject to the Legal Reservations, each Finance Document to which the Borrower and the Guarantor is a party constitutes the legally valid, binding and enforceable obligations of the Borrower or the Guarantor (as applicable);

(d)	the execution and delivery of, the performance of the Borrower’s and the Guarantor’s obligations under and compliance with the provisions of the Finance Documents to which each of them is a party do not and will not:

(i)	contravene or conflict in any material respect with any applicable law, statute, rule or regulation, or any judgment, decree or permit to which it is subject in its jurisdiction of incorporation or in any jurisdiction in which it has its centre of main interests or owns any assets;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under such Finance Documents;

(iii)	contravene or conflict with any provision of its constitutional documents;

(e)	the latest available consolidated audited accounts of the Guarantor and the latest available unaudited accounts of the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose, in accordance with GAAP, or reserve against all the liabilities (actual or contingent) of the Guarantor;

(f)	there has been no Material Adverse Change since the date of the latest audited accounts of the Guarantor;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined (after giving effect to any insurance maintained by the Group) is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgment or award (unless contested in good faith and with the Borrower or the Guarantor maintaining, in accordance with GAAP, reserves with respect thereto);

(i)	each of the Borrower and the Guarantor has obtained all Authorisations that are necessary for such Person to lawfully comply with all of its obligations under the Finance Documents to which it is a party, and all such Authorisations are in full force and effect;

(j)	the Borrower and the Guarantor (as applicable) is the sole legal and beneficial owner and has good title to the assets which it charges or purports to charge pursuant to the Security Documents;

(k)	the Borrower has complied in all material respects with all of the covenants and other terms contained in the Existing Facility and no default or Event of Default (as defined thereunder) has occurred and is continuing thereunder;

(l)	to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it not previously disclosed to Gurnet;

(m)	[reserved];

(n)	the Group Structure Chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Agreement;

(o)	it is not required to make any deduction for or on account of any Tax from any payment it may make under this Agreement to a Qualifying Lender;

(p)	[reserved];

(q)	[reserved];

(r)	[reserved];

(s)	[reserved];

(t)	[reserved];

(u)	it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in Ireland or that any stamp, registration or similar tax be paid on or in relation to any Finance Document, or the transactions contemplated by any Finance Document;

(v)	any factual information (including the Business Plan) provided by the Borrower or any member of the Group for the purposes of entering into this Agreement and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; any financial projections contained in the Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; nothing has occurred or been omitted from the Business Plan and no information has been given or withheld that results in the information contained in the Business Plan being untrue or misleading in any material respect;

(w)	the Borrower and each other member of the Group has no Indebtedness outstanding other than the Permitted Indebtedness;

(x)	neither it nor the Guarantor, nor any of their respective assets, is entitled to immunity from suit, execution, attachment or other legal process;

(y)	[reserved];

(z)	[reserved];

(aa)	the pension schemes for the time being operated by the Borrower and the Guarantor (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained;

(bb)	each of the Borrower and the Guarantor is in compliance in all material respects with all applicable European Union legislation and the legislation of its jurisdiction of incorporation, including any applicable anti-corruption legislation;

(cc)	other than as set out in the Group structure chart provided to Gurnet prior to the Closing Date (the “Group Structure Chart”), the Borrower and the Guarantor own no other equity and/or shares in any other business entity;

(dd)	it has read and understood this Agreement and determined that it is in its best commercial interest and consistent with its purpose of operations to enter into this Agreement;

(ee)	no member of the Group is dormant;

(ff)	it is in compliance with Section 3.06 and Section 3.07;

(gg)	the fair salable value of the Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities, the Borrower is not left with unreasonably small capital after the transactions in this Agreement and the Borrower is able to pay its debts (including trade debts) as they mature;

(hh)	the Borrower shall use the proceeds of the Term Loan solely for working capital purposes;

(ii)	the Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended and the Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors);

(jj)	all material returns, reports and statements with respect to material amounts of federal, state, local and foreign income and franchise and other Taxes (collectively, the “Tax Returns”) required to be filed by the Borrower, the Guarantor or any of their Subsidiaries have been filed with the appropriate authorities; and

(kk)	all material amounts of Taxes payable by the Borrower, the Guarantor or any of their Subsidiaries or required to be withheld and paid over by any of the Borrower, the Guarantor or any of their Subsidiaries (other than Taxes which are not delinquent) have been paid except those not delinquent by more than 30 days or, if more than 30 days delinquent, those that are being contested in good faith by appropriate proceedings which stay the enforcement of any lien and for which adequate reserves if required have been provided for in accordance with GAAP.

The representations and warranties set out above shall survive the execution of this Agreement and are, with the exception of the representations set out in paragraphs (n), (o), (u) and (v) above, deemed repeated on the Drawdown Date by reference to the facts and circumstances then existing (except if any such representation and warranty relates to an earlier date it shall refer to the facts and circumstances as of such earlier date).

Article 4
GUARANTY

4.01	Guaranty

(a)	The Guarantor hereby unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Gurnet and its successors and permitted assigns, the prompt and complete payment and performance by the Borrower of the Obligations when due (whether at the stated maturity, by acceleration or otherwise).

(b)	The guaranty contained in this Article 4 is a guaranty of payment and not of collection and shall remain in full force and effect until all of the Obligations to Gurnet under this Agreement shall have been Paid in Full.

(c)	No payment made by Borrower, the Guarantor or any other Person or received or collected by Gurnet from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which the Guarantor shall, notwithstanding any such payment (other than any payment received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations to Gurnet under the Agreement are Paid in Full. Upon the Obligations to Gurnet under this Agreement being Paid in Full, the guaranty under this Agreement shall be terminated automatically without any further action.

4.02	No Subrogation

Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by Gurnet, the Guarantor shall not be entitled to be subrogated to any of the rights of Gurnet against the Borrower or right of offset held by Gurnet for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all of the Obligations to Gurnet under this Agreement are Paid in Full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations to Gurnet under this Agreement shall not have been Paid in Full, such amount shall be held by the Guarantor in trust for Gurnet, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to Gurnet in the exact form received by the Guarantor (duly indorsed by the Guarantor to Gurnet, if required), to be applied against the Obligations, whether matured or unmatured, in a manner consistent with the provisions of this Agreement.

4.03	Amendments, etc. with respect to the Obligations

(a)	The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by Gurnet may be rescinded by Gurnet and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Gurnet, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Gurnet may deem advisable from time to time.

(b)	Gurnet may, from time to time, in its reasonable discretion and without notice to the Guarantor, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Obligations, (b) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the

Obligations, (c) release any guaranty or right of offset, or extend or renew for one or more periods (whether or not longer than the original period), and (d) resort to the undersigned (or any of them) for payment of any of the Obligations when due, whether or not Gurnet shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations.

4.04	Waivers

(a)	To the extent permitted by applicable law, the Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Gurnet upon the guaranty contained in this Article 4 or acceptance of the guaranty set forth in this Article 4. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article 4, and all dealings between Borrower and the Guarantor, on the one hand, and Gurnet, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article 4. To the extent permitted by applicable law, the Guarantor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon the Borrower or the Guarantor with respect to the Obligations, (b) notice of the existence or creation or non-payment of all or any of the Obligations and (c) all diligence in collection or protection of or realization upon any Obligations or guaranty of any Obligations.

(b)	Upon the existence and continuance of an Event of Default, Gurnet in its sole discretion, without prior notice to or consent of the Guarantor, may elect to: (i) compromise or adjust the Obligations or any part of it or make any other accommodation with the Borrower or the Guarantor or (ii) exercise any other remedy against the Borrower or the Guarantor. No such action by Gurnet shall release or limit the liability of the Guarantor, who shall remain liable under the guaranty set forth in this Agreement after the action, even if the effect of the action is to deprive such Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from the Borrower or the Guarantor for any sums paid to Gurnet, whether contractual or arising by operation of law or otherwise. The Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Gurnet or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Obligations.

4.05	Payments

The Guarantor hereby guaranties that payments hereunder will be paid to Gurnet without set-off or counterclaim in Dollars at the office of Gurnet specified in the notice provisions hereof.

Article 5
INFORMATION CONCERNING THE GROUP

5.01	[Reserved]

5.02	Information concerning the Group

The Borrower shall:

(a)	deliver to Gurnet:

(i)	as soon as they become available but in any event within 180 days after the end of each of its financial years the Guarantor’s audited consolidated annual report, balance sheet, profit and loss account and auditors report for that financial year, and the Borrower’s unaudited annual report, balance sheet, profit and loss account, together with a Compliance Certificate as set out in the Existing Facility signed by two directors confirming compliance by the Borrower with the covenants pursuant to Sections 3.06 and 3.07 and with evidence of such compliance and related calculations;

(ii)	as soon as they become publicly available but in any event within 90 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated semi-annual report, balance sheet and profit and loss account for the first half-year of each of its financial years, together with a Compliance Certificate as set out in the Existing Facility signed by two directors confirming compliance by the Borrower with the covenants pursuant to Sections 3.06 and 3.07 and with evidence of such compliance and related calculations;

(iii)	as soon as they become publicly available but in any event within 45 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated quarterly reports, balance sheet and profit and loss account for the first and the third quarter of each of its financial years;

(iv)	as soon as they are delivered to the board of directors, the monthly management accounts as delivered to the board of directors on a monthly basis;

(v)	as soon as they are delivered to the board of directors, the annual budgets delivered to the board of directors on an annual basis; and

(vi)	from time to time, such further information on its general financial situation as Gurnet may reasonably require or such certificates of compliance with the undertakings of Article 3 as Gurnet may deem necessary;

and

(b)	inform Gurnet promptly of:

(i)	any material alteration to the constitutional documents (as applicable) or shareholding structure of the Borrower or the Guarantor and of any change of ownership of 5% or more of the Borrower or Guarantor shares after the Closing Date;

(ii)	any fact which obliges it to prepay any financial indebtedness or any European Union funding;

(iii)	any event or decision that constitutes or may result in a Mandatory Prepayment/Commitment Termination Trigger;

(iv)	any intention on its part to grant any security over any of its assets in favor of a third party;

(v)	[reserved];

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfillment of any obligation of the Borrower under this Agreement;

(vii)	any event listed in Article 6 having occurred or being threatened or anticipated;

(viii)	any investigations concerning the integrity of the members of the Borrower’s board of directors or managers;

(ix)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrower’s management bodies in connection with Criminal Offences related to the Term Loan; or

(x)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which might if adversely determined result in a Material Adverse Change.

Article 6
EVENTS OF DEFAULT

6.01	Right to Demand Repayment

The Borrower shall repay all or part of the Term Loan (as requested by Gurnet) forthwith, together with accrued return under Section 1.03 and all other accrued or outstanding amounts under this Agreement including the Premium, upon written demand being made by Gurnet if any of the following events occur.

6.01A	Immediate Demand

Gurnet may make such demand immediately:

(a)	if the Borrower does not pay on the due date any amount payable by it pursuant to this Agreement at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within three Business Days of its due date;

(b)	if any information or document given to Gurnet by or on behalf of the Borrower or the Guarantor or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Agreement is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of the Borrower or the Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Term Loan,

(i)	the Borrower or the Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	if the Borrower or the Guarantor or any member of the Group is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors (or, in the case of the Borrower, is unable or admits inability to pay its debts within the meaning of section 570 of the Act) with a view to rescheduling any of its financial indebtedness;

(e)	if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Guarantor or any member of the Group, or if the Borrower or the Guarantor or any member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver, examiner or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any Person, of or over, any part of the business or assets of the Borrower or the Guarantor or any member of the Group;

(g)	[reserved];

(h)	if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower and is not discharged or stayed within 14 days;

(i)	if a Material Adverse Change occurs, as compared with the Borrower’s or the Guarantor’s condition at the date of this Agreement;

(j)	if it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Agreement or the Security Documents or this Agreement or the Security Documents are not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms;

(k)	if the Borrower or the Guarantor fail to comply with or neglect to perform any obligation or violate any covenant, as applicable, in Sections 3.01, 3.03 to 3.09, 3.11 to 3.14, 3.17 and 5.02;

(l)	if the Borrower or the Guarantor fail or neglect to perform, keep or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Finance Document, and as to any default (other than those specified in this Article 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by the Borrower or the Guarantor, as applicable, be cured within such ten day period, and such default is likely to be cured within a reasonable time, then the Borrower or the Guarantor, as applicable, shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);

(m)	if one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against the Borrower or the Guarantor and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that the Term Loan will not be made prior to the discharge, stay, or bonding of such judgment, order, or decree); or

(n)	at any time any material provision of any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of facts or omissions by Gurnet or the satisfaction in full of the all the Obligations, ceases to be in full force and effect; or any member of the Group contests in writing the validity or enforceability of any provision of any Security Document; or any member of the Group denies in writing that it has any further liability or obligations under any Security Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Security Document, in each case with respect to a material provisions of such Security Document.

6.02	Other rights at law

Section 6.01 shall not restrict any other right of Gurnet at law to require prepayment of the Term Loan when such prepayment is otherwise required pursuant to the terms of this Agreement.

6.03	Indemnity

In case of demand under Section 6.01, the Borrower shall pay to Gurnet the amount demanded. Amounts due by the Borrower pursuant to this Section 6.03 shall be payable before 10:00 a.m. New York time on the date of payment specified in Gurnet’s demand; provided, that if any demand for payment is made by Gurnet after 1:00 p.m. New York time on any Business Day, the Borrower shall make such payment before 10:00 a.m. New York time on the following Business Day.

6.04	Non-Waiver

No failure or delay or single or partial exercise by Gurnet in exercising any of its rights or remedies under this Agreement shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Article 7
NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Finance Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Gurnet or the Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 7.

For Gurnet:	Gurnet Point Capital, L.P.
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
Attention: James Singleton
Email: James.Singleton@waypointcapital.net

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Daniel S. Dokos
Email: daniel.dokos@weil.com

For the Borrower:	Innocoll Pharmaceuticals Limited
Unit 9, Block D, Monksland Business Park,
Monksland, Athlone,
County Roscommon, Ireland
Attention: Anthony Zook
Email: TZook@innocoll.com

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey A. Baumel; Ilan Katz
Email: jeffrey.baumel@dentons.com; ilan.katz@dentons.com

For Guarantor:	Innocoll Holdings Public Limited Company
Unit 9, Block D, Monksland Business Park,
Monksland, Athlone,
County Roscommon, Ireland
Attention: Anthony Zook
Email: TZook@innocoll.com

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey A. Baumel; Ilan Katz
Email: jeffrey.baumel@dentons.com; ilan.katz@dentons.com

Article 8
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

This Agreement shall be governed by and construed in accordance with New York law. The Borrower and each Lender submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Lender from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of such Lender. The Borrower and each Lender expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower and each Lender hereby waive any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable, relief as is deemed appropriate by such court. The Borrower and each Lender hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the address set forth in Article 7 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or each Lender’s, as the case may be, actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND GURNET EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Article 9
GENERAL PROVISIONS

9.01	Successors and Assigns

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Borrower may not assign this Agreement or any rights or obligations under it without Gurnet’s prior written consent (which may be granted or withheld in Gurnet’s discretion). Gurnet has the right (with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), unless an Event of Default has occurred and is continuing or the applicable Term Loan Maturity Date has occurred in either such case no such consent shall be required), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Gurnet’s obligations, rights, and benefits under this Agreement and the other Finance Documents.

9.02	Register and Participants

(a)	Each Lender shall provide, and Borrower shall maintain at its offices, a copy of each agreement pursuant to which any Lender purports to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Finance Documents. The Borrower shall maintain at its offices a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Finance Documents as reflected in the Register for all purposes of the Finance Documents. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice. No sale, transfer, assignment or negotiation of all or any part of, or any interest in, such a Lender’s obligations, rights, and benefits under this Agreement and the other Finance Documents shall be permitted or effective unless it is recorded on the Register.

(b)	Any Lender may at any time grant participations to any Person (other than a natural Person, or a Holding Company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and other Finance Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 1.06 (subject to the requirements and limitations therein, including the requirements under Section 1.06(f) (it being understood that the documentation required under Section 1.06(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.01; provided that such Participant shall not be entitled to receive any greater payment under Section 1.06(f) with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No grant of a participation to any Person shall be permitted or effective unless it is recorded on the Participant Register.

9.03	Indemnification; Expenses

(a)	Indemnification. The Borrower agrees to indemnify, defend and hold Gurnet and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Gurnet (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Finance Documents and (ii) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Gurnet and the Borrower contemplated by the Finance Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, bad faith, willful misconduct or a material breach of such Indemnified Person’s obligations under this Agreement.

(b)	Expenses. Gurnet agrees to reimburse the Borrower on the Drawdown Date for any fees paid by the Borrower, the Guarantor or any of their respective Subsidiaries to EIB (the “EIB Fees”) in connection with the EIB Amendment and Consent. The Borrower agrees to pay (i) all reasonable and documented expenses incurred by Gurnet and its Affiliates (including the reasonable fees and disbursements of counsel to Gurnet, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Finance Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)); provided, that the Borrower shall not be responsible for any such expenses in excess of $135,000 in the aggregate, (ii) all reasonable and documented expenses incurred by Gurnet (including the reasonable fees and disbursements of counsel to Gurnet, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Finance Documents, including its rights under this Section 9.03(b) or (B) in connection with the Obligations, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Obligations), (iii) all reasonable and documented costs and expenses incurred by Gurnet (and/or any third party employed by Gurnet) in exercising its rights under this Agreement and (iv) any EIB Fees with respect to which Gurnet has reimbursed the Borrower, the Guarantor or any of their respective Subsidiaries in connection with the EIB Amendment and Consent. The foregoing amounts incurred after the Closing Date shall be due and payable within 30 days after invoice date; provided, however, that the amounts set forth in this Section 9.03(b) may be capitalized and added to the amount of the Term Loan that is paid on the Term Loan Maturity Date; provided, further, however, that if an Event of Default shall have occurred and be continuing, the amounts set forth in this Section 9.03(b) are due and payable on demand.

9.04	Time of Essence

Time is of the essence for the performance of all Obligations in this Agreement.

9.05	Severability of Provisions

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

9.06	Amendments in Writing; Waiver; Integration

No purported amendment or modification of any Finance Document, or waiver, discharge or termination of any obligation under any Finance Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by each party hereto. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Finance Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Finance Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Finance Documents merge into the Finance Documents.

9.07	Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

9.08	Survival

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been Paid in Full. The obligation of the Borrower in Section 9.03(a) to indemnify Gurnet shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

9.09	Confidentiality

In handling any confidential information, each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to each Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Term Loan (provided, however, each Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; and (d) as each Lender considers appropriate in exercising remedies under the Finance Documents. Confidential information does not include information that is either: (i) in the public domain or in a Lender’s possession when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender; or (ii) disclosed to a Lender by a third party if such Lender does not know that the third party is prohibited from disclosing the information.

9.10	Electronic Execution of Documents

The words “execution,” “signed,” “signature” and words of like import in any Finance Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

9.11	Captions

The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

9.12	Construction of Agreement

The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

9.13	Relationship

The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

9.14	Third Parties

Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INNOCOLL PHARMACEUTICALS LIMITED, as Borrower

By:
Director / Attorney

Signature Page to Loan Agreement

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, as Guarantor

By:
Director / Attorney

Signature Page to Loan Agreement

[●], as Lender

By:
Name:
Title:

Signature Page to Loan Agreement

Exhibit A

[FORM OF] BORROWING NOTICE

[●], 2017

Reference is made to the Loan and Guaranty Agreement, dated as of [●], 2017 (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among INNOCOLL PHARMACEUTICALS LIMITED, an Irish private limited company incorporated and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (“Borrower”), INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, an Irish public limited company (registration number 544604) and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (the “Guarantor”) and [●] (“Gurnet”).

Pursuant to Section 2.03 of the Agreement, the undersigned hereby requests that Gurnet make a Term Loan to the Borrower in accordance with the terms and conditions of the Agreement on [__], 2017 (the “Drawdown Date”), which shall be on a Business Day during the Drawdown Period, in the amount of $10,000,000.

The account of the Borrower to which the proceeds of the Term Loan requested on the Drawdown Date are to be made available by the Gurnet to the Borrower in accordance with the wire instructions is set forth below:

[INSERT ACCOUNT INFORMATION]

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be duly executed and delivered as of the date and at the place first written above.

INNOCOLL PHARMACEUTICALS LIMITED, as Borrower

By:
Director / Attorney

Signature Page to Borrowing Notice